Exhibit 10.16

December 29, 2017	INTREXON

VIA FACSIMILE: (813) 286-7904

Oragenics, Inc.

4902 Eisenhower Boulevard, Suite 125

Tampa, FL 33634

Attention: Chief Executive Officer

VIA FACSIMILE: (813) 229-1660

Shumaker, Loop & Kendrick, LLP

101 E. Kennedy Boulevard, Suite 2800

Tampa, FL 33602

Attention: Mark Catchur, Esq.

Re:	Notice of Assignment—Exclusive Channel Collaboration Agreement effective June 9, 2015

Dear Sirs:

We are pleased to advise that Intrexon Corporation has reorganized certain of its operating divisions, including the formation of a new wholly owned subsidiary of Intrexon Corporation, ActoBio Therapeutics, Inc. (“ActoBio”). ActoBio will include all of Intrexon’s worldwide operations relating to its Actobiotic™ L. lactis human therapeutic platform, including products and programs being pursued in collaboration with Oragenics, Inc. (“Oragenics”). This internal reorganization will not negatively impact Oragenics or this collaboration.

This letter is Notice that effective January 1, 2018 and as permitted by Section 12.8 of the Exclusive Channel Collaboration Agreement effective June 9, 2015 (the “Agreement”) Intrexon Corporation has assigned Intrexon Corporation’s interests in this Agreement to ActoBio. ActoBio Therapeutics, Inc. agrees to be bound by the Agreement and assumes all rights, interest and obligations under the Agreement previously held by Intrexon Corporation. For your future use and reference, contact and correspondence addresses are provided on the attached sheet.

Please do not hesitate to contact my office if you have any questions and we appreciate your attention to this matter.

Best regards,

INTREXON CORPORATION

/s/ Donald P. Lehr
Donald P. Lehr Chief Legal Officer

Attachment

20374 Seneca Meadows Parkway	Germantown, MD 20876	301-556-9900	Facsimile: 301-556-9902